Exhibit 99.1

RISK FACTOR

References herein to “Clovis”, “the Company”, “we”, “us” or “our” refer to Clovis Oncology, Inc. and its subsidiaries.

Our business faces significant risks and uncertainties. Certain factors may have a material adverse effect on our business prospects, financial condition and results of operations, and you should carefully consider them. Accordingly, in evaluating our business, we encourage you to carefully consider the risk factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our other public filings with the SEC. Other events that we do not currently anticipate or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

The risk factor set forth below supplements the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The failure to maintain our collaboration with Les Laboratoires Servier, or Servier, or the failure of Servier to perform its obligations under the collaboration, could negatively impact our business.

Pursuant to the terms of our collaboration and license agreement with Servier, Servier was granted exclusive rights to develop and commercialize lucitanib in markets outside of the United States, China and Japan. Consequently, our ability to realize any revenues from lucitanib in those territories we licensed to Servier depends on our success in maintaining our collaboration with Servier and Servier’s ability to obtain regulatory approvals for, and to successfully commercialize, lucitanib in its licensed territory. Although we collaborate with Servier to carry out a global development plan for lucitanib, we have limited control over the amount and timing of resources that Servier will dedicate to these efforts.

We are subject to a number of other risks associated with our collaboration and license agreement with Servier, including:

•	Servier may not comply with applicable regulatory requirements with respect to developing or commercializing lucitanib, which could adversely impact future development or sales of lucitanib in Servier’s licensed territory and elsewhere;

•	Servier is responsible for the first €80M of development costs in support of the lucitanib program, however we have limited control over the costs Servier may incur with respect to its development activities for the compound, and therefore our obligation to share additional costs could be triggered sooner than planned;

•	If Servier does not agree to include within the global development plan new studies that we propose to conduct for lucitanib, we may be responsible for all costs associated with carrying out such activities;

•	We and Servier could disagree as to current or future development plans for lucitanib, and Servier may delay clinical trials or stop a clinical trial for which it is the sponsor;

•	There may be disputes between us and Servier, including disagreements regarding the collaboration and license agreement, that may result in (1) the delay of or failure to achieve regulatory and commercial objectives that would result in milestone or royalty payments, (2) the delay or termination of any future development or commercialization of lucitanib, and/or (3) costly litigation or arbitration that diverts our management’s attention and resources;

•	Business combinations or significant changes in Servier’s business strategy may adversely affect Servier’s ability or willingness to perform its obligations under our collaboration and license agreement; and

•	The royalties we are eligible to receive from Servier may be reduced or eliminated based upon Servier’s and our ability to maintain or defend our intellectual property rights and the presence of generic competitors in Servier’s licensed territory.

The collaboration and license agreement is subject to early termination, including through Servier’s right to terminate the agreement without cause upon advance notice to us. If the agreement is terminated early, we may not be able to find another collaborator for the further development and commercialization of lucitanib outside of the United States, China and Japan on acceptable terms, or at all, and we could incur significant additional costs by pursuing continued development and commercialization of lucitanib in those territories on our own. A redacted copy of the collaboration and license agreement is filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on November 19, 2013.